PROSPECTUS SUPPLEMENT NO.1	Filed Pursuant to Rule 424(b)(5)

(To the prospectus dated December 24, 2009)	Registration No. 333-163222

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	3,027,272	$5.50	$16,649,996	$1,187.14
Warrants to purchase shares of Common Stock, par value $0.001 per share(2)
Common Stock, par value $.001 per share, issuable upon exercise of Warrants	1,210,912	$6.30	$7,628,745.60	$543.93
Total	4,238,184		$24,278,741.60	$1,731.07

(1)
The Company is offering for sale 3,027,272 shares the Company’s common stock at $5.50 per share, and warrants to purchase 1,210,912 shares of the Company’s common stock at an exercise price of $6.30. The Company is also registering warrants to purchase common stock to be issued to the placement agent in this offering.

(2)
Pursuant to Rule 457(i) under the Securities Act, the registration fee for the warrants included in this offering is to be calculated on the basis of the offering price of the shares of Common Stock into which the Warrants may be converted (the “Exercise Shares”).  No separate filing fee is required for the warrants. The registration fee corresponding to the Warrants is therefore shown in the columns of the fee table across from the title “Exercise Shares.”

3,027,272 Shares
Warrants to Purchase 1,210,912 Shares
1,210,912 Shares Underlying the Warrants

We are offering for sale up to 3,027,272 shares of our common stock, at $5.50 per share, and warrants to purchase 1,210,912 shares of our common stock for an exercise price of $6.30, exercisable for a period of three years.  The shares of common stock issuable from time to time upon exercise of the warrants are also being offered pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is listed on the NASDAQ Capital Market under the symbol “KNDI.” On December 20, 2010, the last reported sale price of our common stock was $6.70 per share. There is no established public trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange.

As of December 20, 2010, 24,366,829 shares of our common stock were issued and outstanding, with an aggregate market value of approximately $134,017,559.50 million based on the offering price.  The securities being offered by this prospectus supplement and the accompanying prospectus are being offered pursuant to General Instruction I.B.1 of Form S-3.  The securities being offered have an aggregate market value, based upon the offering price, of $16,649,996.

Purchase of our securities involves a degree of risk.  Please see the sections entitled “Risk Factors” beginning on, respectively, page S-7 of this prospectus supplement and page 2 of the accompanying prospectus.

FT Global Capital, Inc. will act as placement agent for the offering. The placement agent will not purchase or sell any of the securities offered pursuant to this prospectus supplement and the accompanying prospectus, nor is it required to sell any specific number or dollar amount of the securities. The placement agent is required to use its best efforts to sell the common stock and Warrants being offered hereby. Delivery of the securities offered pursuant to this prospectus supplement is expected to be made on December 23, 2010.

	Per Unit	Total
Offering price	$5.50	$16,649,996
Placement agent fees*	$0.33	$998,999.76
Proceeds, before expenses, to us	$5.17	$15,650,996.24
________________
* Placement agent fees amount does not include a non-accountable reimbursement amount of up to 0.5% for expenses incurred by the placement agent in connection with this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 21, 2010

TABLE OF CONTENTS

You should rely only on information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any free writing prospectuses prepared by us or on our behalf. We have not authorized anyone to provide you with information that is different, and if anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the accompanying prospectus or that any document incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than its filing date. You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form S-3 (No. 333-163222) that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under the shelf registration process, we may offer and sell any combination of securities described in the accompanying base prospectus in one or more offerings, up to a total dollar amount of $30,000,000. The accompanying base prospectus, dated December 15, 2009, provides you with a general description of the securities we may offer. Each time we use the accompanying base prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in the base prospectus. Generally, when we refer to this “prospectus,” we are referring to both documents combined.

This prospectus supplement provides the specific details of this offering. Some of the information in the base prospectus may not apply to this offering. This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein include important information about us, our common stock and warrants being offered and other information you should know before investing.

In this prospectus supplement, unless the context otherwise requires, “Kandi” “we,” “us,” “our”, the “Company,” or the “company” refer to Kandi Technologies, Corp., a Delaware corporation.  “FT Global Capital” or the “placement agent” refer to FT Global Capital, Inc., the placement agent for this offering.  Unless otherwise noted, references to “our securities” refer to securities issued by us generally, references to “common stock” refer to shares of our common stock, par value $0.001 per share, and references to “the securities” are to the shares of common stock and Investor Warrants being offered by us pursuant to this prospectus supplement and the accompanying prospectus.

You should also read and consider the information in the documents that we have referred you to in “Where You Can Find More Information” on page S-20 of this prospectus supplement and the information described under “Information We Incorporate By Reference” on page 1 of the accompanying prospectus before investing in our common stock. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.

If information in this prospectus supplement is inconsistent with the base prospectus, you should rely on this prospectus supplement. We have not authorized anyone to provide information different from that contained or incorporated in this prospectus supplement and the accompanying prospectus. We are offering the securities only in jurisdictions where offers and sales are permitted. The information contained or incorporated in this prospectus supplement and the accompanying prospectus is accurate only as of the date of such information, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the securities.

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus contain trademarks, trade names and service marks of ours, including our company logo.

 PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about the Company, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the information under the heading “Risk Factors” in this prospectus supplement beginning on page S-7, and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus when making an investment decision.

About Kandi Technologies, Inc.

Our Business

Kandi Technologies, Corp., founded in 2003 and headquartered in Zhejiang Province, The Peoples Republic of China, (the PRC), achieved a listing on NASDAQ in March, 2008 with the symbol: KNDI.  Kandi is one of China’s leading producers of all terrain recreational vehicles, go-karts, and specialized automobile related products for the PRC and global export markets.  Kandi has increased its focus on fuel efficient vehicles, including the all-electric mini-car, the Kandi COCO.  The Company has also begun to shift its sales away from the export market to the growing domestic Chinese market.  Kandi believes that its mini-cars will become the Company’s largest revenue and profit generators. The Company’s products can be viewed at http://www.chinakandi.com.

General

Kandi’s products include off-road vehicles (which includes ATVs, UTVs, and go-karts), motorcycles and mini-cars.  The following table lists the number of vehicles sold and sales revenues, categorized by vehicle type, within the year ended December 31, 2009 and December 31, 2008.

The year ended December 31
	2009		2008
	Units	Revenue	Units	Revenue
All-terrain Vehicles (ATVs)	6,194	$3,021,352	6,022	$4,981,792
Super-mini car (CoCo) (1)	2,110	8,508,451	2,125	9,140,919
Go-Kart	13,673	13,487,087	38,644	20,818,651
Mini Pick-up	1	4,365	25	45,974
Utility vehicles (UTVs)	3,509	8,478,679	2,759	4,741,704
Three-wheeled motorcycle (TT)	458	327,828	481	784,748
Total	25,945	$33,827,762	50,056	$40,513,788
 (1) The Company had previously categorized the predecessor generation CoCo as a UTV in the 2008 Form 10-K, but has adjusted the categorization in this report to clarify year over year comparisons.

The following table lists the number of vehicles sold and sales revenues, categorized by vehicle type, within the nine monts ended September 30, 2010 and September 30, 2009.

Nine Months Ended September 30
	2010		2009
	Unit	Sales	Unit	Sales
ATV	2,756	$1,985,008	2,598	$1,623,635
CoCo	1,592	6,635,008	896	3,563,550
GoKart	14,943	15,064,736	6,098	5,650,243
Utility vehicles (“UTVs”)	1,397	2,970,300	2,582	6,468,654
Three-wheeled motorcycle (“TT”)	862	1,982,811	896	1,803,603
Pick - up	-	-	1	4,364

The following table shows the breakdown of Kandi’s revenues from its customers by geographical markets based on the location of the customer during the fiscal years ended December 31, 2009 and 2008:

The Years Ended of December 31
	2009		2008
	Sales Revenue	Percentage	Sales Revenue	Percentage
North America	3,967,536	12%	7,292,482	18%
Europe	660,476	2%	-	-
China	29,199,750	86%	32,816,168	81%
Other Regions	—	—	405,138	1%
Total	33,827,762	100%	40,513,788	100%

For the year ended December 31, 2009, sales to North America dropped significantly due to the financial crisis. The Company expanded its sales to Europe, which began producing revenue in 2009. We expect continued sales growth in this region in the future.  For the year ended December 31, 2009, about 95% of sales to China are sales to Chinese export agents, who resell the Company’s products to North America, Europe, and other regions.

The following table shows the breakdown of Kandi’s revenues from its customers by geographical markets based on the location of the customer during the nine months ended September 30, 2010 and 2009.

Nine Months Ended September 30
	2010		2009
	Sales	Percentage	Sales	Percentage
North America	$3,391,508	12%	$2,321,372	12%
China	24,908,400	87%	16,518,443	86%
Europe	337,955	1%	274,234	2%
Total	$28,637,863	100%	$19,114,049	100%

Off-Road Vehicles

In 2003 Kandi began mass production of go-karts. The Company is now one of the leading manufacturers of go-karts in the People’s Republic of China (PRC). Kandi produces a wide range of go-karts, from the 90cc class to the 1,000cc class in cylinder displacement. Kandi also produces four-wheeled all-terrain vehicles (ATVs) and specialized utility vehicles (UTVs), which are ATVs special-fitted for agricultural and industrial use.

For the year ended December 31, 2009, sales of ATVs dropped 61% from $4,981,793 in 2008 to $3,021,352. UTV sales also decreased from $13,026,428 to $8,478,679, representing a 65% drop. Go-kart sales decreased 65% from $20,818,650 in 2008 to $13,487,087 for 2009.  The decreases are mainly attributable to the decreased demand from the U.S market as a result of the financial crisis.

The Company had a strong fourth quarter in 2009, resulting in a 46% increase in revenues and a 73% increase in gross profits compared to the fourth quarter results of 2008, signaling a recovery in the sales of our products corresponding with the broader global economic recovery.

Sales of ATVs and go-karts in the first nine months of 2010 have improved by 6% and 145%, respectively, as compared to the same period of 2009.  This was primarily due to the continued strengthening of the Company’s traditional recreational vehicle market.

Mini-Car Products

Kandi began sales of its gas-powered Super-mini car, CoCo, in August 2008. The first generation CoCo was designed for local neighborhood driving, with a 250cc single cylinder, 4-stroke water-cooled engine with a top speed of 25 mph, achieving 60 mpg. In 2009, the Company launched the battery powered all-electric CoCo. The electric CoCo is designed to achieve a top speed of 25 mph, and will have a driving range of 80 miles on a single full charge. The Company expects significant growth in the sales of the CoCo and expects to expand the product line in the near term.

In November, 2009, the Company sold 30 specially designed low speed EVs to the Postal Service in Jinhua, and in July, 2010, the Company announced that it received an order from the Postal Service in Hangzhou, Zhejiang Province, for 60 all electric vehicles.

On January 4, 2010, the Company announced that it formed an alliance with major Chinese energy, IT and battery companies to help launch a new business model for the mass commercialization of EVs to be expanded on a city by city basis, addressing key concerns relating to EVs, including high purchase costs, limited driving ranges and convenience and safety matters with respect to the charging, maintenance and disposal of batteries.  Under this new business model, consumer costs will be reduced as a result of government cooperation and subsidies, and driving ranges will be extended through the construction of “battery farms” which will allocate power to a network of “express change” battery stations where batteries may be rented and exchanged utilizing Kandi technology.  Central to the new business strategy, batteries will be made available on a rental basis separate from the sale of each vehicle.  An initial goal of the Alliance is the establishment of a revolutionary comprehensive model EV city in Jinhua to be followed by other model cities in Zhejiang Province with the assistance and participation of the local and regional governments.  The core members of the alliance with the Company are China Potevio/CNOOC New Energy and Power Ltd. (a joint venture between China National Offshore Oil Corporation and China Potevio Co.) and Tianneng Power International, Ltd. In April, 2010, the Company announced that it anticipated that local and regional government funded subsidies for up to 50% of the purchase price of EVs would be made available to the first 3,000 purchasers of the Company’s EVs in the Jinhua EV model city.

Most significantly, on April 30, 2010, China’s Ministry of Industry and Information and Technology qualified the Company’s low speed vehicle (KD5020X) for China’s energy conserving and new energy projects.   The vehicle was placed on its list of vehicles in its 10th catalogue of recommended car types which meet requirements for sales to the public.  On June 1, 2010, the Chinese Ministry of Finance (MOF) announced planned trial subsidies for China’s EV and hybrid car manufacturers of up to RMB 60,000 and RMB 50,000, respectively, as part of an effort to stimulate purchases of these vehicles to help reduce emissions and gasoline consumption.  Additionally, the announcement indicated there will be government investment and policy support for EV infrastructure, such as battery charging stations.  The announcement noted that the trial will be initiated in five Chinese cities: Shanghai, Hangzhou, Changchun, Shenzen and Hefei.  On June 21, 2010, the Company announced that another EV product, Model KD 5010XXYEV, was also approved for sale in China, and this will likely be the primary model available to the EV buyers in China.

On July 16, 2010, the Company announced that construction of the first battery charging station was underway in Jinhua.  The State Grid Corporation of China, China’s largest electric power and transmission company, is funding the project and is responsible for construction, which is expected to be completed before the end of 2010.

Most recently, the Company announced a joint venture with a subsidiary of China’s largest power transmission company, State Grid Power Corporation, and China’s leading lead motive battery maker, Tianneng Power International, Inc., to establish the first China EV battery replacement services Company.  Kandi’s 30% share of this Company is expected to provide an additional new revenue stream for Kandi’s  EVand recreational vehicles product lines.  Kandi’s initial EV sales under its new business model will start in Jinhua and is anticipated to launch in the final quarter of this year.

Sales and Distribution

Kandi’s sales are made through third-party distributors, which distribute Kandi’s products to local wholesalers and retail dealers. Worldwide, Kandi sells its products through seven main independent distributors for off-road vehicles.

Components and Parts, Raw Materials and Sources of Supply

Kandi manufactures the frames of its vehicles and assembles the vehicles in its factory in Jinhua, China.  Other components and parts, such as engines, shock absorbers, electrical equipment and tires, are purchased from numerous suppliers.  The principal raw materials used by Kandi are steel plate, aluminum, special steels, steel tubes, paints, and plastics, which are purchased from several local suppliers.  The most important raw material purchased is steel plate. There is only one supplier who accounted for more than 5% of the Company’s purchases of major components and parts and principal raw materials during the fiscal year ended December 31, 2009. Kandi does not have and does not anticipate having any difficulty in obtaining its required materials from suppliers and considers its contracts and business relations with the suppliers to be satisfactory.

 Seasonality

Kandi’s motorcycle and off-road vehicle businesses have historically experienced some seasonality.  However, this seasonality has not generally been material to our financial results.

Competition

The global small vehicle markets and new energy vehicle markets are highly competitive. Competition in such markets is based upon a number of factors, including price, quality, reliability, styling, product features and warranties. As a relatively new entrant into the market, many of our competitors are more diversified and have financial and marketing resources that are substantially greater than those of Kandi.

Employees

As of December 31, 2009, Kandi had a total of 329 full time employees. None of our employees are represented by any collective bargaining agreements.

Environmental and Safety Regulation

Emissions

The United States Environmental Protection Agency (“EPA”) and the California Air Resources Board (“CARB”) have adopted emissions regulations applicable to Kandi’s products. CARB has emissions regulations for ATVs and off-road vehicles which the Company already meets. In October 2002, the EPA established new corporate average emission standards effective for model years 2006 through 2012 for non-road recreational vehicles, including ATVs and off-road vehicles.

Kandi’s motorcycles are also subject to EPA and CARB emission standards. Kandi believes that its motorcycles have always complied with these standards. The CARB regulations required additional motorcycle emission reductions in model year 2008 which the Company met. The EPA adopted the CARB emission limits in a January 2004 rulemaking that allows an additional two model years to meet these new CARB emission requirements on a nationwide basis.

Kandi’s products are also subject to international laws and regulations related to emissions in places where it sells its products outside the United States. Europe currently regulates emissions from certain of the Company’s ATV-based products, motorcycles, and mini-cars and the Company meets these requirements. Canada’s emission regulations for motorcycles are similar to those in the U.S. In December 2006 Canada proposed a new regulation that would essentially adopt the U.S. emission standards for ATVs and off-road vehicles. These regulations became effective in 2009 and the Company meets this standard.

Kandi believes that its off-road vehicles, motorcycles and mini-cars have always complied with applicable emission standards and related regulations in the United States and internationally. Kandi is unable to predict the ultimate impact of the adopted or proposed regulations on Kandi and its business.

Use regulation

State and federal laws and regulations have been promulgated or are under consideration relating to the use or manner of use of Kandi’s products. Some states and localities have adopted, or are considering the adoption of, legislation and local ordinances which restrict the use of ATVs and off-road vehicles to specified hours and locations. The federal government also has restricted the use of ATVs and off-road vehicles in some national parks and federal lands. In several instances this restriction has been a ban on the recreational use of these vehicles. Kandi is unable to predict the outcome of such actions or the possible effect on its business. Kandi believes that its business would be no more adversely affected than those of its competitors by the adoption of any pending laws or regulations.

 Product Safety and Regulation

Safety Regulation

The federal government and individual states have promulgated or are considering promulgating laws and regulations relating to the use and safety of Kandi’s products. The federal government is the primary regulator of product safety. The Consumer Product Safety Commission (“CPSC”) has federal oversight over product safety issues related to ATVs and off-road vehicles. The National Highway Transportation Safety Administration (“NHTSA”) has federal oversight over product safety issues related to on-road motorcycles.

In August 2008, the Consumer Product Safety Improvement Act (the “Act”) was passed. The Act includes a provision that requires all manufacturers and distributors who import into or distribute ATVs in the United States to comply with the ANSI/SVIA safety standards which were previously voluntary. The Act also requires the same manufacturers and distributors to have ATV action plans filed with the CPSC that are substantially similar to the voluntary action plans that were previously in effect. Kandi currently complies with the ANSI/SVIA standard.

Kandi’s motorcycles are subject to federal vehicle safety standards administered by NHTSA. Kandi’s motorcycles are also subject to various state vehicle safety standards. Kandi believes that its motorcycles have always complied with safety standards relevant to motorcycles.

Kandi’s products are also subject to international standards related to safety in places where it sells its products outside the United States. Kandi believes that its motorcycles and mini-cars have always complied with applicable safety standards in the United States and internationally.

Principal Executive Offices

We maintain our principal executive offices at Jinhua City Industrial Zone, Jinhua, Zhejiang Province, People’s Republic of China, Post Code 321016.  Our telephone number is (86-0579) 82239856.  Our corporate website is http://www.chinakandi.com.  The information contained on our website is not part of this prospectus.

Company Information

The Company’s internet address is http://www.chinakandi.com.  Copies of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports are available, without charge, from our principal executive office at Jinhua City Industrial Zone, Jinhua, Zhejiang Province, People’s Republic of China, Post Code 321016.

Reports filed with the SEC may be viewed at www.sec.gov or obtained at the SEC Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.  References to our website addressed in this prospectus are provided as a convenience and do not constitute, and should not be viewed as, an incorporation by reference of the information contained on, or available through, the website.  Therefore, such information should not be considered part of this prospectus.

THE OFFERING

Common stock offered	3,027,272 shares

Warrants offered
Warrants to purchase 1,210,912 shares of common stock, exercisable for a period of three years at an exercise price of $6.30. The Warrants are immediately exercisable. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Warrants. For additional information regarding the Warrants, see “Description of the Securities Being Offered – Warrants” below.

Common stock to be outstanding immediately after this offering	27,394,101 shares (assuming none of the Warrants are immediately exercised)

Offering price	$5.50.

Use of Proceeds
We intend to use the net proceeds from this offering for general corporate purposes, including for research and development, general and administrative expenses, working capital needs and potential ordinary course acquisitions of technologies that complement our business, subject to certain restrictions we have agreed to in the purchase agreement with the investors in this offering.

Risk Factors
See “Risk Factors” beginning on page S-7 of this prospectus supplement, page 2 of the accompanying prospectus and the risk factors set forth in our annual report on Form 10-K for the year ended December 31, 2009 and our quarterly report on Form 10-Q for the quarter ended September 30, 2010 for a discussion of factors you should carefully consider before deciding to invest in our securities.

Listing
Our common stock is listed on the NASDAQ Capital Market under the symbol “KNDI.” There is no established public trading market for the offered warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the offered warrants on any national securities exchange.

The number of shares of common stock to be outstanding immediately after this offering is based on 24,366,829 shares outstanding as of December 20, 2010. Unless we specifically state otherwise, the share information in this prospectus supplement excludes (i) shares of our common stock issuable upon exercise or conversion of our warrants and/or options outstanding as of December 20, 2010, and (ii) shares of our common stock available for future issuance under our 2008 Omnibus Long Term Incentive Plan, if any.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities.  The statements contained herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Overall Business Operations

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have a limited operating history because we have only been in operation since 2003.  This limited operating history, and the unpredictability of the machinery production industry, makes it difficult for investors to evaluate our businesses and predict future operating results. An investor in our securities must consider the risks, uncertainties and difficulties frequently encountered by companies in new and rapidly evolving markets.  The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

We may not be able to comply with all applicable government regulations.

We are subject to extensive governmental regulation by the central, regional and local authorities in the PRC, where our business operations take place. We believe that we are currently in substantial compliance with all laws and governmental regulations and that we have all material permits and licenses required for our operations. Nevertheless, we cannot assure investors that we will continue to be in substantial compliance with current laws and regulations, or that we will be able to comply with any future laws and regulations. To the extent that new regulations are adopted, we will be required to conform our activities in order to comply with such regulations. Failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on its business, operations and finances.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

We use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our research and development and manufacturing activities, and our business operations generate noise, waste water, and gaseous and other industrial wastes. We are therefore required to comply with all national and local regulations regarding protection of the environment. We are in compliance with current environmental protection requirements and have all necessary environmental permits to conduct our business. However, if more stringent regulations are adopted in the future, the costs of compliance with these new regulations could be substantial. Additionally, if we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations. Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations. Certain laws, ordinances and regulations could limit our ability to develop, use, or sell our products.

Our business depends substantially on the continuing efforts of our executive officers, and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially our CEO and President, Mr. Hu Xiaoming. We do not maintain key man life insurance on any of our executive officers.  If any of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all.  Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers.  In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.

We may be subject to product liability claims, recalls or warranty claims, which could be expensive, damage our reputation and result in a diversion of management resources.

The Company may be subject to lawsuits resulting from injuries associated with the use of the vehicles that it sells. The Company may incur losses relating to these claims or the defense of these claims. There is a risk that claims or liabilities will exceed our insurance coverage. In addition, the Company may be unable to retain adequate liability insurance in the future.

The Company may also be required to participate in recalls involving our vehicles if any prove to be defective, or we may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices or the need to maintain good customer relationships. Such a recall would result in a diversion of resources. While we do maintain product liability insurance, we cannot assure you that it will be sufficient to cover all product liability claims, that such claims will not exceed our insurance coverage limits or that such insurance will continue to be available on commercially reasonable terms, if at all. Any product liability claim brought against us could have a material adverse effect on our results of operations.

Risks Relating to Our Vehicle Machinery Production Operations

We may be subject to significant potential liabilities as a result of defects in production and product liability.

Through our machinery production operations, we may be subject to production defect and product liability arising in the ordinary course of business. These claims are common to the machinery production industry and can be costly.

With respect to certain general liability exposures, including manufacturing defect and product liability, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process is highly subjective due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand geographically. We may not have sufficient funds available to cover any liability for damages, the cost of repairs, and/or the expense of litigation surrounding such claims, and future claims may arise out of events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

The vehicle machinery industry is highly competitive and we are subject to risks relating to competition that may adversely affect our performance.

The vehicle machinery industry is highly competitive, and our continued success depends upon our ability to compete effectively in markets that contain numerous competitors, some of which have significantly greater financial, marketing and other resources than we have. Competition may reduce fee structures, potentially causing us to lower our fees or prices, which may adversely impact our profits. New or existing competition that uses a business model that is different from our business model may put pressure on us to change our model so that we can remain competitive.

Our business is subject to the risk of supplier concentrations.
We depend on a limited number of suppliers for the sourcing of major components and parts and principal raw materials. As a result of this concentration in our supply chain, our business and operations would be negatively affected if any of our key suppliers were to experience significant disruption affecting the price, quality, availability or timely delivery of their products. The partial or complete loss of one of these suppliers, or a significant adverse change in our relationship with any of these suppliers, could result in lost revenue, added costs and distribution delays that could harm our business and customer relationships. In addition, concentration in our supply chain can exacerbate our exposure to risks associated with the termination by key suppliers of our distribution agreements or any adverse change in the terms of such agreements, which could have a negative impact on our revenues and profitability.

General economic conditions may negatively impact our results.

The consumption of entertainment products such as go-karts and mini-cars is dependant on continued economic growth, and the duration, pace and full extent of the current growth environment remains unclear. Moderate or severe economic downturns or adverse conditions may negatively affect our operations. These conditions may be widespread or isolated to one or more geographic regions. A tightening of the labor markets in one or more geographic regions may result in fewer qualified applicants for job openings in our facilities. Higher wages, related labor costs and other increasing cost trends may negatively impact our results as wages and related labor costs.

Risks Related to Doing Business in China

Change in political and economic conditions may affect our business operations and profitability.

Since our business operations are primarily located in China, our business operations and financial position are subject, to a significant degree, to the economic, political and legal developments in China.

China's government started implementing its economic reform policy in 1978, which enabled China’s economy to gradually transform from a "planned economy" to a "socialist market economy." In 1993, the concept of the socialist market economy was introduced into the Constitution of China, and the country has since experienced accelerated development of a market economy. A noteworthy recent phenomenon is that non-state owned enterprises, such as private enterprises, play an increasingly important role in the Chinese economy and the degree of direct control by the PRC government over the economy is gradually declining.
While the Chinese government has not halted its economic reform policy since 1978, any significant adverse changes in the social, political and economic conditions of China may fundamentally impact China’s economic reform policies, and thus the Company's operations and profits may be adversely affected.

Change in tax laws and regulations in China may affect our business operations.

Various tax reform policies have been implemented in the PRC in recent years. Businesses are still awaiting guidance from the government in interpreting certain PRC tax policies. Moreover, there can be no assurance that the existing tax laws and regulations will not be revised or amended in the future.

Uncertainties with respect to the Chinese legal system could have a material adverse effect on us and may restrict the level of legal protections to foreign investors.

China's legal system is based on statutory law. Unlike the common law system, statutory law is based primarily on written statutes. Previous court decisions may be cited as persuasive authority but do not have a binding effect. Since 1979, the PRC government has been promulgating and amending the laws and regulations regarding economic matters, such as corporate organization and governance, foreign investment, commerce, taxation and trade.  However, since these laws and regulations are relatively new, and the PRC legal system continues to rapidly evolve, the interpretation of many laws, regulations and rules is not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us.

In addition, any litigation in China may be protracted and may result in substantial costs and diversion of resources and management attention. The legal system in the China cannot provide the investors with the same level of protection as in the U.S. The Company is governed by the law and regulations generally applicable to local enterprises in China. Many of these laws and regulations were recently introduced and remain experimental in nature and subject to changes and refinements. Interpretation, implementation and enforcement of the existing laws and regulations can be uncertain and unpredictable and therefore may restrict the legal protections of foreign investors.

Changes in Currency Conversion Policies in China may have an material adverse effect on us.

Renminbi (“RMB”) is not a freely exchangeable currency. Since 1998, the State Administration of Foreign Exchange of China has promulgated a series of circulars and rules in order to enhance verification of foreign exchange payments under a Chinese entity’s current account items, and has imposed strict requirements on borrowing and repayments of foreign exchange debts from and to foreign creditors under the capital account items and on the creation of foreign security in favor of foreign creditors.

This may complicate foreign exchange payments to foreign creditors under the current account items and thus will affect the ability to borrow under international commercial loans, the creation of foreign security, and the borrowing of RMB under guarantees in foreign currencies. Furthermore, the value of RMB may become subject to supply and demand, which could be largely impacted by international economic and political environments.  Any fluctuations in the exchange rate of RMB could have an adverse effect on the operational and financial condition of the Company and its subsidiaries in China.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions based on United States or other foreign laws against us, our management or the experts named in the prospectus.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, all of our senior executive officers reside in China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon our senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our PRC counsel has advised us that the PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Risks Relating to Ownership of Our Securities

Our stock price may be volatile, which may result in losses to our stockholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies listed on the NASDAQ Capital Market, the stock market in which shares of our Common Stock are listed, have been volatile in the past and have experienced sharp share price and trading volume changes. The trading price of our Common Stock is likely to be volatile and could fluctuate widely in response to many factors, including the following, some of which are beyond our control:

   · variations in our operating results;
   · changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;
   · changes in operating and stock price performance of other companies in our industry;
   · additions or departures of key personnel; and
   · future sales of our Common Stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our Common Stock.

One stockholder owns a substantial portion of our outstanding Common Stock, which may enable this stockholder to influence many significant corporate actions and in certain circumstances may prevent a change in control that would otherwise be beneficial to our other stockholders.

Excelvantage Group Limited controls approximately 49.31% of our outstanding shares of Common Stock. As a result, Excelvantage Group Limited could have a substantial impact on matters requiring the vote of the stockholders, including the election of our directors and most corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our other stockholders and the Company. This control could adversely affect the voting and other rights of our other stockholders and could depress the market price of our Common Stock.

Our common shares are thinly traded and you may be unable to sell at or near ask prices, or at all.

We cannot predict the extent to which an active public market for trading our Common Stock will be sustained. Our common shares have historically been sporadically or “thinly-traded,” meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent.

This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community who generate or influence sales volume.  Even if we came to the attention of such persons, those persons tend to be risk-averse and may be reluctant to follow, purchase, or recommend the purchase of shares of an unproven company such as ours until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our Common Stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our Common Stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” and lack of current revenues which could lead to wide fluctuations in our share price. You may be unable to sell your Common Stock at or above your purchase price if at all, which may result in substantial losses to you.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Substantial sales of the shares of our Common Stock issuable upon exercise of warrants could adversely affect our stock price or our ability to raise additional financing in the public capital markets.

We issued $10,000,000 2-year senior secured convertible notes and warrants to purchase an aggregate of 800,000 shares of Common Stock to certain institutional investors on January 21, 2010.  The notes have been almost entirely converted.  However, if the institutional investors exercise the warrants and a substantial number of shares of our Common Stock are sold in the future, or if investors perceive that these sales may occur, the market price of our Common Stock could decline or market demand for our Common Stock could be sharply reduced. This could adversely affect our ability to raise additional financing by issuing equity or equity-based securities in the public capital markets.

Antidilution and other provisions in the senior secured convertible notes and the warrants issued to the note holders may also adversely affect our stock price or our ability to raise additional financing.

The senior secured convertible notes and the warrants issued to the institutional holders described above contain antidilution provisions that provide for adjustment of the note conversion price and the warrant exercise price, and the number of shares issuable under the warrants, upon the occurrence of certain events. If we issue shares of our Common Stock, or securities convertible into our Common Stock, at prices below the conversion price or exercise price, as applicable, the conversion price of the notes will be reduced and the warrant exercise price will be reduced and the number of shares issuable under the warrant will be increased. The amount of such adjustment if any, will be determined pursuant to a formula specified in the note and the warrant and will depend on the number of shares issued and the offering price of the subsequent issuance of securities. Adjustments to the warrant pursuant to these antidilution provisions may result in significant dilution to the interests of our existing stockholders and may adversely affect the market price of our Common Stock. The antidilution provisions may also limit our ability to obtain additional financing on terms favorable to us.

Moreover, we may not realize any cash proceeds from the exercise of the warrants. A holder of the warrant may opt for a cashless exercise of all or part of the warrant under certain circumstances. In a cashless exercise, the holder of the warrant would make no cash payment to us, and would receive a number of shares of our common stock having an aggregate value equal to the excess of the then-current market price of the shares of our common stock issuable upon exercise of the warrant over the exercise price of the warrant. Such an issuance of common stock would be immediately dilutive to the interests of other stockholders.

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay dividends on any of our capital stock in the foreseeable future. If payment of dividends does occur at some point in the future, it would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

Fluctuation in the value of the RMB may have a material adverse effect on your investment.

The change in value of the RMB against the U.S. dollar, the Euro and other currencies is affected by changes in China’s political and economic conditions, among other things. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in approximately 2.1% appreciation of RMB against the U.S. dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant appreciation of the RMB against the U.S. dollar. As a portion of our costs and expenses is denominated in RMB, the revaluation in July 2005 and potential future revaluation has and could further increase our costs. In addition, as we rely entirely on dividends paid to us by our operating subsidiaries, any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition. For example, to the extent that we need to convert U.S. dollars we receive from this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us.

If the Company were to be delisted from NASDAQ, our Common Stock could be subject to “penny stock” rules which could negatively impact our liquidity and our stockholders’ ability to sell their shares.

Our Common Stock is currently listed on the NASDAQ Capital Market. We must comply with numerous NASDAQ MarketPlace rules in order to maintain the listing of our Common Stock on NASDAQ. There can be no assurance that we can continue to meet the requirements to maintain the NASDAQ listing of our Common Stock. If we are unable to maintain our listing on NASDAQ, the market liquidity of our Common Stock may be severely limited.

Volatility in Our Common Share Price May Subject Us to Securities Litigation.

The market for our Common Stock is characterized by significant price volatility as compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

The Elimination of Monetary Liability Against our Directors, Officers and Employees under Delaware law and the Existence of Indemnification Rights of our Directors, Officers and Employees May Result in Substantial Expenditures by our Company and may Discourage Lawsuits Against our Directors, Officers and Employees.

Our articles of incorporation do not contain any specific provisions that eliminate the liability of our directors for monetary damages to our company and stockholders; however, we are prepared to give such indemnification to our directors and officers to the extent provided for by Delaware law. We may also have contractual indemnification obligations under our employment agreements with our officers. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

Past Activities Of Stone Mountain and Our Affiliates May Lead to Future Liability.

Prior to Stone Mountain entering into the share exchange agreement with Continental on June 29, 2007, Stone Mountain engaged in businesses unrelated to our current operations. Any liabilities relating to such prior business against which we are not completely indemnified may have a material adverse effect on us.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

We believe that our current cash, cash equivalents, and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for the near future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Our business is subject to changing regulations related to corporate governance and public disclosure that have increased both our costs and the risk of noncompliance.

Because our Common Stock is publicly traded, we are subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC and NASDAQ, have issued requirements and regulations and continue to develop additional regulations and requirements in response to corporate scandals and laws enacted by Congress, most notably the Sarbanes-Oxley Act of 2002. Our efforts to comply with these regulations have resulted in, and are likely to continue resulting in, increased general and administrative expenses and diversion of management time and attention from revenue-generating activities to compliance activities. Because new and modified laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices.

Other Risk Factors; Risks Related to Our Business and Financial Condition.     Information about other risk factors which may affect our business or financial condition, and, by extension, the price or value of our securities, can be found under Item 1A “Risk Factors” of our annual report for the year ended December 31, 2009, which was filed with the SEC on March 31, 2010 and is incorporated into this prospectus supplement by reference.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, contain forward-looking statements, within the meaning of the federal securities laws, that relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology, such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “intend,” “potential” or “continue” or the negative of such terms or other comparable terminology, although not all forward-looking statements contain such terms.

In addition, these forward-looking statements include, but are not limited to, statements regarding implementing our business strategy; development, commercialization and marketing of our products; our intellectual property; our estimates of future revenue and profitability; our estimates or expectations of continued losses; our expectations regarding future expenses, including research and development, sales and marketing, manufacturing and general and administrative expenses; difficulty or inability to raise additional financing, if needed, on terms acceptable to us; our estimates regarding our capital requirements and our needs for additional financing; attracting and retaining customers and employees; sources of revenue and anticipated revenue; and competition in our market.

Forward-looking statements are only predictions.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  All of our forward-looking information is subject to risks and uncertainties that could cause actual results to differ materially from the results expected. Although it is not possible to identify all factors, these risks and uncertainties include the risk factors and the timing of any of those risk factors identified in the “Risk Factors” section contained herein, as well as the risk factors and those set forth from time to time in our filings with the SEC.  These documents are available through the SEC’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at http://www.sec.gov.  We assume no obligation to update forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements, except if we otherwise are required by law.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $15,462,747, after deducting estimated offering expenses of approximately $1,187,249. We will not receive any proceeds from the sale of common stock issuable upon exercise of the Warrants that we are offering unless and until such Warrants are exercised. If the Warrants are fully exercised for cash, we will receive additional proceeds of approximately $7,628,745.60.

We intend to use the net proceeds from this offering for general corporate purposes and working capital, including for research and development, general and administrative expenses, and potential ordinary course acquisitions of technologies that complement our business.  In the purchase agreement we have entered into with the purchasers in this offering, we have specifically agreed not to use the proceeds of this offering to satisfy any existing debt (other than ordinary course trade payables), to redeem any of our outstanding securities or to settle any outstanding litigation.

We have not specifically identified the precise amounts we will spend on each of these areas or the timing of these expenditures. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including assessments of potential market opportunities and competitive developments. In addition, expenditures may also depend on the establishment of new collaborative arrangements with other companies, the availability of other financing, and other factors.  Subject to any agreed upon contractual restrictions under the terms of the purchase agreement, our management will have some discretion in the application of the net proceeds from this offering.  Our stockholders may not agree with the manner in which our management chooses to allocated and spend the net proceeds.  Moreover, our management may use the net proceeds for purposes that may not result in our being profitable or increase our market value.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

We are offering for sale up to 3,027,272 shares of our common stock and three-year warrants to purchase 1,210,912 shares of our common stock at an exercise price of $6.30, at an aggregate offering price of $16,649,996.

Common Stock

The following description is a general summary of the terms of the common stock that we may issue. The description below and in any prospectus supplement does not include all of the terms of the common stock and should be read together with our Certificate of Incorporation and bylaws, copies of which have been filed previously with the SEC.  For more information on how you can obtain copies of our Certificate of Incorporation and bylaws, see “Where You Can Find More Information.”

General

 Under our Certificate of Incorporation, we are authorized to issue up to 100,000,000 shares of common stock, par value $.001 per share.  Holders of common stock have no preemptive rights to subscribe for any of our securities, nor do they have any preference, conversion, exchange, sinking fund, redemption or appraisal rights.

Our common stock is listed on NASDAQ under the symbol “KNDI.”

Voting Rights

Each stockholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to such stockholders for a vote. Holders of our common stock do not have cumulative voting rights.

 Dividends

Subject to the rights of holders of any preferred stock, if any, each record holder of common stock on the applicable record date is entitled to receive dividends on common stock to the extent authorized by our board of directors out of assets legally available for the payment of dividends. In addition, subject to the rights of holders of any preferred stock, holders of common stock are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Transfer Agent

Corporate Stock Transfer is the registrar and transfer agent for our common stock.

Anti-takeover Provisions

Delaware Anti-Takeover Law

Section 203 of the Delaware General Corporation Law, or DGCL, provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination,” including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•
on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•
any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period. Section 203 may also have the effect of preventing changes in our management and could make it more difficult to accomplish transactions that our stockholders may deem to be in their best interests. We have not elected to be exempt from the restrictions imposed under Section 203.

Certificate of Incorporation and Bylaw Provisions

Our bylaws provide that the authorized number of our directors is fixed by our board of directors, provided that the number of directors shall be at least two. Each director will serve a one-year term.

Our bylaws provide that special meetings of our stockholders may be called by our President whenever directed in writing by a majority of our Board of Directors or by the request of the holders of one-third of the number of outstanding voting shares.

Our certificate of incorporation and bylaws provide that vacancies in our board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum or by the sole remaining director. In addition, our bylaws provide that any director or the entire Board of Directors may be removed, with or without cause, by majority vote of the stockholders.

Our bylaws provide that our bylaws may be amended at any annual meeting of stockholders or at any special meeting by holders of a majority of voting shares or by a majority of the Board of Directors at any Board meeting.

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below.  The summary is subject to, and qualified in its entirety by, the form of warrant which will be provided to each purchaser in this offering and will be filed as an exhibit to a Current Report on Form 8-K with the SEC in connection with this offering.

The warrants are exercisable for an aggregate of 1,210,912 shares of common stock at an initial exercise price of $6.30 per share of common stock.

Exercise and Duration

The warrants will be immediately exercisable and will terminate on the third anniversary of the date the warrants become exercisable.  The exercise price and the number of shares for which each warrant may be exercised is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price of warrants held by a purchaser (or such purchaser’s direct or indirect transferee) is subject to appropriate adjustment in the event of cash dividends or other distributions to holders of shares of our common stock.

Holders of the warrants may exercise their warrants to purchase shares of our common stock by delivering an exercise notice, appropriately completed and duly signed.  Payment of the exercise price for the number of shares for which the warrant is being exercised is required to be delivered within one trading day after exercise of the warrant.  In the event that the registration statement relating to the warrant shares is not effective, a holder of warrants will have the right to exercise its warrants for a net number of warrant shares pursuant to the cashless exercise procedures specified in the warrants.  Warrants may be exercised in whole or in part, and any portion of a warrant not exercised prior to the termination date shall be and become void and of no value.  The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver common stock issuable upon exercise of a warrant.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within three trading days of our receipt of notice of exercise.

Underlying Shares

The shares of common stock issuable on exercise of the warrants will be, when issued in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable.  We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

Mandatory Exercise

If, at any time, the price of the Company’s common stock is greater than or equal to $12.60 for a period of fifteen (15) consecutive trading days, and if certain other conditions are met relating to trade volume, the Company shall have the right to require the warrant holders to exercise all of the remaining unexercised portion of the warrants.

Fundamental Transaction

If, at any time warrants are outstanding, we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding voting stock, or the sale of all or substantially all of our assets, the successor entity must assume in writing all of our obligations to the warrant holders.

Additionally, in the event of a fundamental transaction, each warrant holder will have the right to require us, or our successor, to repurchase its warrant for an amount of cash equal to the Black-Scholes value of the remaining unexercised portion of the warrant.

Limitations on Exercise

The exercisability of the warrants may be limited in certain circumstances if, upon exercise, the holder or any of its affiliates would beneficially own more than 4.9% of our common stock.

No Stockholder Rights

The holder of a warrant will not possess any rights as a stockholder under the warrant until the holder exercises the warrant.

No Market for Warrants

There is no established public trading market for the warrants, and we do not expect a market to develop.  We do not intend to apply to list the warrants on any securities exchange.  Without an active market, the liquidity of the warrants will be limited.  In addition, in the event our common stock price does not exceed the per share exercise price of the warrants during the period when the warrants are exercisable, the warrants will not have any value.

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement (the “Placement Agency Agreement”), dated as of December 13, 2010, with FT Global Capital, pursuant to which FT Global Capital agreed to act as our placement agent in connection with this offering.

The placement agent is not purchasing or selling any securities offered by this prospectus supplement and the accompanying prospectus, nor is the placement agent required to arrange the purchase or sale of any specific number or dollar amount of the securities, but the placement agent has agreed to use its best efforts to arrange for the direct sale of all of the securities in this offering pursuant to this prospectus supplement and the accompanying prospectus. There is no requirement that any minimum number of securities or dollar amount of securities be sold in this offering and there can be no assurance that we will sell all or any of the securities being offered.

We negotiated the offering price for the shares of common stock and the warrants offered in this offering with the investors. The factors considered in determining the price included the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of, and the prospects for the industry in which we compete, our past and present operations and our prospects for future revenues.

 We have also entered into a Securities Purchase Agreement, dated as of December 20, 2010 with the investors purchasing the securities being issued pursuant to this offering.  The closing of this offering will take place on or before December 23, 2010, and the following will occur:

•	we will receive funds in the amount of the aggregate purchase price;

•	the placement agent will receive the placement agent fees in accordance with the terms of the Placement Agency Agreement; and

•	we will deliver the shares of common stock and the warrants to the investors.

In connection with this offering, the Placement Agent may distribute this prospectus supplement and the accompanying prospectus electronically.

We will pay the Placement Agent an aggregate cash fee of 6% of the aggregate offering price of the total amount of capital received by the Company from the sale of the common stock and warrants being issued pursuant to this offering, and a cash fee payable within forty-eight (48) hours in the event of receipt by the Company of any cash proceeds from the exercise of the warrants. The following table shows the aggregate offering price and aggregate fees we will pay in cash to the placement agent in connection with the sale of the securities pursuant to this prospectus supplement and the accompanying prospectus:

Aggregate offering price	$16,649,996
Placement agent fees (6%)	$998,999.76

We also will reimburse the placement agent for legal, accounting, consulting and other expenses incurred by it in connection with this offering, up to an aggregate amount of 0.5%. The Placement Agent has also been granted the right to act as placement agent until December 13, 2011.

In accordance with rules promulgated by the Financial Industry Regulatory Authority (“FINRA”), in no event will the maximum or total commission to be received by any FINRA member or independent broker/dealer in connection with this offering and with the sale of any securities being registered herein pursuant to Securities and Exchange Commission Rule 415 be greater than eight percent (8%) of the gross proceeds thereof.

We estimate the total expenses of this offering (not including the fees payable to the Placement Agent) will be approximately $105,000, which includes legal, accounting and filing fees and various other fees and expenses associated with registering the securities and listing the common stock on the NASDAQ Capital Market. After deducting the fees due to the Placement Agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $15,462,747, assuming the maximum number of securities are sold.

Pending the completion of the offering pursuant to this prospectus supplement and the accompanying prospectus, or its termination in accordance with the terms of the Placement Agency Agreement, we have agreed, subject to certain exceptions, to a 180-day “lock-up” period with respect to sales of our securities or the consummation of any other transaction which would prevent the consummation of the offering pursuant to this prospectus supplement and the accompanying prospectus.

We have agreed to indemnify the Placement Agent and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended. We also have agreed to contribute to payments the Placement Agent may be required to make in respect of such liabilities.

The Placement Agent will not engage in passive market making transactions, stabilizing transactions or syndicate covering transactions in connection with this offering.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any fees or commissions received by it and any profit realized on the resale of securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act.  As an underwriter, the Placement Agent is required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act.  These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the placement agent.  Under these rules and regulations, the placement agent:

·	may not engage in any stabilization activity in connection with our securities; and

·
may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

From time to time in the ordinary course of their respective businesses, the Placement Agent or its affiliates have in the past or may in the future engage in investment banking and/or other services with us and our affiliates for which it has or may in the future receive customary fees and expenses.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by K&L Gates LLP, New York, NY.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to our annual report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the report of Albert Wong & Co., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public on the SEC’s Internet web site at http://www.sec.gov.

Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports are available, without charge, at our principal offices:

Jinhua City Industrial Zone, Jinhua, Zhejiang Province, People’s Republic of China, Post Code 321016

References to our website addressed in this prospectus supplement are provided as a convenience and do not constitute, and should not be viewed as, an incorporation by reference of the information contained on, or available through, the website.  Therefore, none of the information on our website is part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. The registration statement, including exhibits thereto, contains additional relevant information about us and these securities that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus supplement or the accompanying prospectus. A copy of this prospectus supplement, the prospectus and a copy of any or all of the information that has been incorporated by reference herein or therein can be obtained at no cost to the requester upon an oral or written request made to us at the address listed above or by telephone at (86-0579) 82239856.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus supplement.  Information in documents that we file with the SEC after the date of this prospectus supplement will automatically update and supersede information in this prospectus supplement. We incorporate by reference herein the documents previously referenced in this prospectus supplement, the prospectus included below as filed with the SEC as part of the Company’s 2009 shelf registration and any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering.

We are not, however, incorporating by reference any documents or portions of documents that are not deemed “filed” with the SEC.

Information contained in this prospectus supplement supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference supplements, modifies or supersedes, as applicable, the information contained in this prospectus supplement or in earlier-dated documents incorporated by reference.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including information incorporated by reference as described above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this any prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus supplement to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus supplement to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PROSPECTUS
SUBJECT TO COMPLETION, DATED November 19, 2009

$30,000,000

KANDI TECHNOLOGIES, CORP.

Common Stock
Preferred Stock
Warrants
Subscription Rights
Debt Securities

We may offer and sell from time to time our common stock, preferred stock, warrants, subscription rights and debt securities. We may sell any combination of these securities in one or more offerings with an aggregate initial offering price of $30,000,000 or the equivalent amount in other currencies or currency units.

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement. In addition, the underwriters, if any, may over-allot a portion of the securities.

The aggregate market value of our outstanding common stock held by non-affiliates is $45,457,310, based on 19,961,000 shares of outstanding common stock, of which 7,961,000 shares are held by non-affiliates, at a per share price of $5.71 based on the average of the bid and asked prices of our common stock on December 4, 2009.  As of the date of this prospectus, we have not offered any securities during the past twelve months pursuant to General Instruction I.B.6 of Form S-3.

Investing in our securities involves risks. See ‘‘Risk Factors’’ beginning on page 2. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2009

About this Prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus. This prospectus provides you with a general description of the securities we may offer. When we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Information We Incorporate By Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide you. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us” or “the Company” or other similar terms mean Kandi Technologies, Corp., unless we state otherwise or the context indicates otherwise.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus and incorporated filings.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	our Current Report on Form 8-K filed on July 2, 2009; and

•
the description of our common stock contained in the registration statement on Form S-8 (Registration No. 333-156582) filed with the SEC on January 6, 2009, and all amendments and reports filed for the purpose of updating that description.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of this registration statement, of which this prospectus forms a part, prior to the effectiveness of this registration statement and (2) after the date of this prospectus until the offering of the securities terminates. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

Kandi Technologies, Corp.
Jinhua City Industrial Zone
Jinhua, Zhejiang Province
People’s Republic of China
Post Code 321016
Tel: (86-579) 83906856

Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated herein by reference, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document.

The Company

 Kandi Technologies, Corp. (“Kandi” or the “Company”) founded in 2003 and headquartered in Zhejiang Province, The Peoples Republic of China, (the PRC), achieved a listing on NASDAQ in March, 2008 with the symbol: KNDI.  Kandi is one of China’s leading producers of All Terrain Recreational Vehicles, including Go-karts, where it has been China’s number one exporter.  Kandi has increased its focus on fuel efficient vehicles, including the all-electric mini-car, the Kandi COCO.  The Company has also begun to shift its sales away from the export market to the growing domestic Chinese market.  Kandi believes that its mini-cars will become the Company’s largest revenue and profit generators. The Company’s products can be viewed at http://www.chinakandi.com ..

RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in our most recent Quarterly Reports on Form 10-Q, which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our securities could decline, and you could lose all or a part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology, such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “intend,” “potential” or “continue” or the negative of such terms or other comparable terminology, although not all forward-looking statements contain such terms. In addition, these forward-looking statements include, but are not limited to, statements regarding:

	implementing our business strategy;

	development, commercialization and marketing of our products;

	our intellectual property;

	our estimates of future revenue and profitability;

	our estimates or expectations of continued losses;

	our expectations regarding future expenses, including research and development, sales and marketing, manufacturing and general and administrative expenses;

	difficulty or inability to raise additional financing, if needed, on terms acceptable to us;

	our estimates regarding our capital requirements and our needs for additional financing;

	attracting and retaining customers and employees;

	sources of revenue and anticipated revenue; and

	competition in our market.

These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not required to and do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. Actual results, levels of activity, performance, achievements and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under “Risk Factors” and elsewhere in this prospectus.

In this prospectus, we refer to information regarding our potential markets and other industry data. We believe that we have obtained this information from reliable sources that customarily are relied upon by companies in our industry, but we have not independently verified any of this information.

  USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;

•	additions to working capital;

•	capital expenditures; and

•	acquisitions.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

 The following table sets forth our ratio of earnings to fixed charges for each of the years ended December 31, 2008, 2007 and the nine months ended September 30, 2009.  The table also includes the ratio of earnings to fixed charges for our predecessor, Stone Mountain Resources, Inc., for the years ended 2006, 2005 and 2004.

For purposes of calculating the ratios of earnings to fixed charges:

•	Earnings is the amount of income before income taxes, discontinued operations, cumulative effect of change in accounting principle charges, and fixed charges.

•	Fixed charges is the sum of (i) interest expense and (ii) a portion of rental expense which we believe is representative of the interest component of rental expense.

	Year ended December 31,					Nine Months Ended September 30,
	2004	2005	2006	2007	2008	2009
Ratio of earnings to fixed charges	—	—	—	5.50	3.15	1.30

Ratio of earnings to combined fixed charges and preferred stock dividends	—	—	—	5.50	3.15	1.30

 For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated are identical to the ratios presented in the table above.

DESCRIPTION OF COMMON STOCK

 The following description is a general summary of the terms of the common stock that we may issue. The description below and in any prospectus supplement does not include all of the terms of the common stock and should be read together with our Certificate of Incorporation and bylaws, copies of which have been filed previously with the SEC.  For more information on how you can obtain copies of our Certificate of Incorporation and bylaws, see “Where You Can Find More Information.”

General

 Under our Certificate of Incorporation, we are authorized to issue up to 100,000,000 shares of common stock, par value $.001 per share.

The shares of common stock offered by this prospectus and any applicable prospectus supplement will be, when issued and paid for as described in the applicable prospectus supplement, validly issued, fully paid and nonassessable. Holders of common stock have no preemptive rights to subscribe for any of our securities, nor do they have any preference, conversion, exchange, sinking fund, redemption or appraisal rights.

Our common stock is listed on NASDAQ under the symbol “KNDI.”

Voting Rights

Each stockholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to such stockholders for a vote. Holders of our common stock do not have cumulative voting rights.

 Dividends

Subject to the rights of holders of any preferred stock, if any, each record holder of common stock on the applicable record date is entitled to receive dividends on common stock to the extent authorized by our board of directors out of assets legally available for the payment of dividends. In addition, subject to the rights of holders of any preferred stock, holders of common stock are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Transfer Agent

Corporate Stock Transfer is the registrar and transfer agent for our common stock.

Anti-takeover Provisions

Delaware Anti-Takeover Law

Section 203 of the Delaware General Corporation Law, or DGCL, provides that, subject to exceptions specified therein, an “interested stockholder” of a Delaware corporation shall not engage in any “business combination,” including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares); or

•
on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•
any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

•	the affiliates and associates of any such person.

Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period. Section 203 may also have the effect of preventing changes in our management and could make it more difficult to accomplish transactions that our stockholders may deem to be in their best interests. We have not elected to be exempt from the restrictions imposed under Section 203.

Certificate of Incorporation and Bylaw Provisions

Our bylaws provide that the authorized number of our directors is fixed by our board of directors, provided that the number of directors shall be at least two. Each director will serve a one-year   term.

Our bylaws provide that special meetings of our stockholders may be called by our President whenever directed in writing by a majority of our Board of Directors or by the request of the holders of one-third of the number of outstanding voting shares.

Our certificate of incorporation and bylaws provide that vacancies in our board of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum or by the sole remaining director. In addition, our bylaws provide that any director or the entire Board of Directors may be removed, with or without cause, by majority vote of the stockholders.

Our bylaws provide that our bylaws may be amended at any annual meeting of stockholders or at any special meeting by holders of a majority of voting shares or by a majority of the Board of Directors at any Board meeting.

DESCRIPTION OF PREFERRED STOCK

 We believe that the availability of the preferred stock under our certificate of incorporation will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, series of preferred stock might impede a business combination by including class voting rights which would enable the holder or holders of such series to block a proposed transaction. Our board of directors will make any determination to issue shares based on its judgment as to our and our stockholders’ best interests. Our board of directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock, or any combination thereof. We may issue warrants independently or together with any other securities offered by any prospectus supplement. Warrants may be attached to or separate from the other offered securities. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, number or principal amount and terms of the common stock and/or preferred stock purchasable upon exercise of the warrants;

•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;

•	the date, if any, on and after which the warrants and the related underlying securities will be separately transferable;

•	the price at which each underlying security purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

 We may issue to our shareholders subscription rights to purchase our common stock, preferred stock, or debt securities. The following description sets forth certain general terms and provisions of the subscription rights that we may offer pursuant to this prospectus. The particular terms of the subscription rights and the extent, if any, to which the general terms and provisions may apply to the subscription rights so offered will be described in the applicable prospectus supplement.

 Subscription rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering, or offer these securities to other parties who are not our shareholders. A copy of the form of subscription rights certificate will filed with the SEC each time we issue subscription rights, and you should read that document for provisions that may be important to you. For more information on how you can obtain a copy of any subscription rights certificate, see “Where You Can Find More Information.”

 The applicable prospectus supplement relating to any subscription rights will describe the terms of the offered subscription rights, including, where applicable, the following:

•	the exercise price for the subscription rights;

•	the number of subscription rights issued to each shareholder;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights will commence and the date on which the right will expire;

•	the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the subscription rights offering.

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities, which may be senior, subordinated or junior subordinated, and which may be convertible or exchangeable. We may issue debt securities in one or more series. As of the date of this prospectus, we have no debt securities issued and outstanding.

The following description briefly sets forth certain general terms and provisions of the debt securities.  The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. If we offer junior subordinated securities, we will issue them under a junior subordinated indenture. A form of each indenture will be filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the applicable indenture, any related securities documents and those made a part of the applicable indenture by the Trust Indenture Act of 1939. You should read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture and any related security documents, if any, in their entirety before investing in our debt securities.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	whether the obligations evidenced by such debt securities will be secured or unsecured;

•	the specific indenture under which the debt securities will be issued;

•	applicable subordination provisions, if any;

•	whether the debt securities are convertible or exchangeable into other securities;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the maturity date;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•
whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•
the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

•	any applicable subordination provisions for any subordinated debt securities;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the extent to which a secondary market for the securities is expected to develop;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture. In addition, we will describe in the applicable prospectus supplement, material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

 Governing Law

The indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting agreement, we may retain a dealer-manager to manage a subscription rights offering for us.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

DESCRIPTION OF SHARE CAPITAL

Our authorized share capital consists of 100,000,000 common shares, par value $0.001 per share, and 10,000,000 preferred shares, par value $0.001 per share. As of November 11, 2009, we had outstanding (i) 19,961,000 common shares, (ii) warrants to purchase an additional 200,000 common shares, (iii) options to purchase an additional 2,600,000 common shares, and (iv) no preferred shares.

CERTAIN ERISA CONSIDERATIONS

We and our affiliates may each be considered a party in interest within the meaning of the Employee Retirement Income Security Act of 1974 (ERISA), or a disqualified person under corresponding provisions of the Internal Revenue Code of 1986 (the Code), relating to an employee benefit plan. Prohibited transactions within the meaning of ERISA and the Code may result if any securities offered by this prospectus are acquired by or with the assets of a pension or other employee benefit plan relating to which we or any of our affiliates is a service provider, unless those securities are acquired under an exemption for transactions effected on behalf of that plan by a ‘‘qualified professional asset manager’’ or an ‘‘in-house asset manager’’ or under any other available exemption. Additional special considerations may arise in connection with the acquisition of capital securities by or with the assets of a pension or other employee benefit plan. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be ‘‘plan assets’’ under ERISA. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the offered securities should consult with its legal counsel.

LEGAL MATTERS

K&L Gates LLP will pass upon the validity of the securities being offered hereby.

EXPERTS

 The consolidated financial statements of Kandi Technologies, Corp. as of December 31, 2008 and 2007, and for the years then ended, have been incorporated by reference herein in reliance upon the report of Weinberg & Company, P.A., an independent registered public accounting firm incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.